Exhibit 3.62
ARTICLES OF INCORPORATION
OF
EDUCARE COMMUNITY LIVING CORPORATION -
NORTH CAROLINA
     Pursuant to §55-2-02 of the General Statutes of North Carolina, the undersigned does hereby submit these Articles of Incorporation for the purposes of forming a business corporation.
     1. The name of the corporation is: EduCare Community Living Corporation — North Carolina.
     2. The number of shares the corporation is authorized to issue is: 1,000,000.
     These shares shall be all of one class, designated as common stock.
     3. The street address and county of the initial registered office of the corporation is:
Name and Street: 225 Hillsboro Street
City, State, Zip Code: Raleigh, NC 27603
County: Wake
     4. The mailing address if different from the street address of the initial registered office is: N/A
     5. The name of the initial registered agent is: C T Corporation System.
     6. Any other provisions which the corporation elects to include are attached. N/A
     7. The name and address of each incorporator is as follows:
M. Blen Gee, Jr.
Johnson, Gamble, Mercer, Hearn & Vinegar
Post Office Box 1776
Raleigh, NC 27602
Wake County
     8. These articles will be effective upon filing.
     This the 16th day of April, 1991.

/s/ M. Blen Gee, Jr., Incorporator
M. Blen Gee, Jr.